UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 29, 2009

Rimage Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 944-8144

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 29, 2009, the Board of Directors of Rimage Corporation (the “Company”) appointed Sherman Black as the Company’s President and Chief Operating Officer effective April 1, 2009, the scheduled first day of his employment. Mr. Black will report to Bernard P. Aldrich, the Company’s current President and Chief Executive Officer, who will continue to serve as the Company’s Chief Executive Officer following Mr. Black’s appointment.

Sherman Black, age 44, has served in a variety of executive positions with Seagate Technology (Nasdaq: STX) over the past twenty years. Seagate is a world leader in the design, manufacturing and marketing of hard disk drives and storage devices. Since September 2008, Mr. Black has served as Seagate’s Senior Vice President, Marketing and Strategy, of the Core Products Business Group. From November 2005 to August 2008, he served as General Manager and Senior Vice President of the Enterprise Storage business unit at Seagate and previous to that, Mr. Black served as Seagate’s Vice President of Global OEM Sales, Vice President of Business Development, and Vice President of Enterprise Product Line Management. A 1987 graduate of the University of Arkansas with a bachelor’s degree in electrical engineering, Mr. Black also earned his master’s degree in business administration from the University of Oklahoma in 1991.

The Company offered Mr. Black the position by an offer letter that was accepted by him on January 29, 2009, a copy of which is attached hereto as Exhibit 10.1. The Board of Directors and Compensation Committee approved the compensation described in the offer letter, which includes a base salary of $325,000 per year, a hiring bonus of $25,000 that is required to be repaid if Mr. Black terminates his employment with the Company during the first twelve months, an opportunity to earn a cash bonus equal to 50% of his base salary under the Company’s cash bonus program for executive officers, and equity compensation. Mr. Black is also eligible to participate in the Company’s benefit programs. In addition, Mr. Black will enter into the Company’s form of non-disclosure and non-competition agreement and the Company’s current form of severance and change of control letter agreement, a copy of which was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 22, 2008.

In connection with Mr. Black’s hiring, the Company will grant Mr. Black on the first day of his employment a non-qualified stock option to purchase 200,000 shares of the Company’s common stock and 10,000 shares of restricted stock. The restrictions on the restricted stock award will lapse in full on January 1, 2010. The restricted stock award will also be subject to the form of restricted stock agreement attached hereto as Exhibit 10.2, as well as the terms and conditions of the Company’s 2007 Stock Incentive Plan. The stock option will be granted outside of the Company’s current equity incentive plan, the 2007 Stock Incentive Plan, as an “inducement award” pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The option will have an exercise price equal to the closing price of the Company’s common stock as reported by the Nasdaq Stock Market on the date Mr. Black’s employment with the Company commences, will vest in four equal installments on each of the first four anniversaries of the date of grant, and will have a term of seven years. In other respects, the option was structured to mirror the terms of options granted under the Company’s 2007 Stock Incentive Plan and will be subject to the form of stock option agreement attached hereto as Exhibit 10.3.

The Company announced Mr. Black’s appointment and related matters by a press release issued on February 3, 2009, which is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Letter from Rimage Corporation to Sherman Black regarding offer of employment, accepted on January 29, 2009.
10.2	Form of Restricted Stock Agreement by and between Sherman Black and the Company to be entered into as of the first day of Mr. Black’s employment with the Company.
10.3	Form of Stock Option Agreement by and between Sherman Black and the Company to be entered into as of the first day of Mr. Black’s employment with the Company.
99.1	Press Release dated February 3, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RIMAGE CORPORATION
By:	/s/ Robert M. Wolf
Robert M. Wolf Chief Financial Officer

Date:  February 4, 2009